INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                   THE OFFITBANK VARIABLE INSURANCE FUND, INC.
                                       AND
                            DAVID J. GREENE & COMPANY

         AGREEMENT made as of the the 3rd day of September, 1996 by and between The OFFITBANK Variable Insurance Fund, Inc., a Maryland corporation which may issue one or more series of shares (hereinafter the "Company"), and David J. Greene and Company, a New York partnership (hereinafter the "Adviser").

         1. STRUCTURE OF AGREEMENT. The Company is entering into this Agreement on behalf of the Company's DJG Value Equity Fund series (the "Fund") severally and not jointly with respect to the other series portfolios of the Company. The responsibilities and benefits set forth in this Agreement shall relate solely to the Fund and no other series portfolio of the Company shall have any responsibility for any obligation arising out of this Agreement. Without otherwise limiting the generality of the foregoing,

     (a) any breach of any term of this Agreement regarding the Company with respect to the Fund shall not create a right or obligation with respect to any other series portfolio of the Company;

     (b) under no circumstances shall the Adviser have the right to set off claims relating to the Fund by applying property of any other series portfolio of the Company; and

     (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Company and the Fund.

         2. DELIVERY OF DOCUMENTS. The Company has delivered to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any:

     (a)  The Company's Articles of Incorporation (the "Articles");

     (b)  The By-Laws of the Company;


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     (c)  Resolutions of the Board of Directors of the Company  authorizing  the execution and delivery of this Agreement;

     (d) The Company's Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"), on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") on July 20, 1994 and all subsequent amendments thereto relating to the Fund (the "Registration Statement");

     (e) Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the Commission; and

     (f) The Prospectus and Statement of Additional Information of the Fund (collectively, the "Prospectus").

         3. INVESTMENT ADVISORY SERVICES. The Company hereby appoints the Adviser, and the Adviser hereby undertakes, to act as investment adviser of the Fund and, subject to the supervision of the Company's Board of Directors, to (a) make investment strategy decisions for the Fund, (b) manage the investing and reinvesting of the Fund's assets, (c) place purchase and sale orders on behalf of the Fund and (d) provide continuous supervision of the Fund's investment portfolio. The Adviser shall, subject to review by the Board of Directors, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

         As manager of the Fund's assets, the Adviser shall make investments for the Fund's account in accordance with the investment objectives and limitations set forth in the Articles, the Prospectuses, the 1940 Act, the provisions of the Internal Revenue Code of 1986, as amended, including Subchapters L and M, relating to variable contracts and regulated investment companies, respectively, and policy decisions adopted by the Company's Board of Directors from time to time. The Adviser shall advise the Company's officers and Board of Directors, at such times as the Company's Board of Directors may specify, of investments made for the Fund's account and shall, when requested by the Company's officers or Board of Directors, supply the reasons for making such investments.

         The Adviser is authorized on behalf of the Company, from time to time when deemed to be in the best interests of the Company and to the extent permitted by applicable law, regulations and public positions of the Securities and Exchange Commission, to aggregate the securities to be sold or purchased for the Fund with those sold or purchased for other accounts advised or managed by the Adviser, including proprietary accounts, in order to obtain best execution provided that the Fund is not disadvantaged vis a vis any other account, in accordance with the Fund's Code of Ethics. The Adviser is further authorized, to the extent


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permitted by applicable  law, to select  brokers for the execution of trades for the Company, which broker may be the adviser or an affiliate of the Adviser, subject to best execution.

         4. EXPENSES. (a) The Adviser shall, at its expense, provide the Fund with office space, furnishings and equipment and personnel required by it to perform the services to be provided by the Adviser pursuant to this Agreement.

         (b) Except as provided in subparagraph (a), the Company shall be responsible for all of the Fund's expenses and liabilities, including, but not limited to, taxes; interest; fees (including fees paid to its directors who are not affiliated with the Adviser or any of its affiliates); fees payable to the Securities and Exchange Commission; state securities qualification fees; costs of preparing and printing Prospectuses for regulatory purposes and for distribution to existing shareholders; advisory and administration fees; charges of the custodian and transfer agent; insurance premiums; auditing and legal expenses; costs of shareholders' reports and shareholders' meetings; any extraordinary expenses; and brokerage fees and commissions, if any, in connection with the purchase or sale of portfolio securities.

         5. COMPENSATION. In consideration of the services to be rendered by the Adviser under this Agreement, the Company shall pay the Adviser monthly fees on the first Business Day (as defined in the Prospectuses) of each month based upon the average daily net assets of the Fund during the preceding month (as determined on the days and at the time set forth in the Prospectus for determining net asset value per share) at the annual rate of 0.80%. If the fees payable to the Adviser pursuant to this paragraph begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be calculated based on the average daily net assets of the days of the month that the agreement was in effect. For purposes of calculating each such monthly fee, the value of the Fund's net assets shall be computed in the manner specified in the Prospectus and the Articles for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of shares of the Fund's capital stock.

         If the aggregate expenses incurred by, or allocated to, the Fund in any fiscal year shall exceed the lowest expense limitation, if applicable to the Fund, imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reimburse the Fund for such excess. The Adviser's reimbursement obligation will be limited to the amount of fees it received under this Agreement during the period in which such expense limitations were exceeded, unless otherwise required by applicable laws or regulations. With respect to portions of a fiscal year in which this Agreement shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. Any payments required to be made by this paragraph shall be made once a year promptly after the end of the Company's fiscal year.


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         In  consideration  of the Adviser's  undertaking to render the services described in this Agreement, the Company agrees that the Adviser shall not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of this Agreement, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Investment Adviser against any liability to the Company or its stockholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this Agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

         6. NON-EXCLUSIVE SERVICES. Except to the extent necessary to perform the Investment Adviser's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, including any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

         7. EFFECTIVE DATE; MODIFICATIONS; TERMINATION. This Agreement shall become effective on the date hereof, provided that it shall have been approved by a majority of the outstanding voting securities of the Fund, in accordance with the requirements of the 1940 Act, or such later date as may be agreed by the parties following such shareholder approval (the "Effective Date").

         (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph, this Agreement shall continue in force for two years from the Effective Date and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Directors of the Company or by vote of a majority of the outstanding voting securities of the Fund.

         (b) This Agreement may be modified by mutual consent, such consent on the part of the Company to be authorized by vote of a majority of the outstanding voting securities of the Fund.

         (c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         (d) Either party hereto may, at any time on thirty (30) days prior written notice to the other, terminate this Agreement, without payment of any penalty, by action of its Trustees or Board of Directors, as the case may be, or by action of its authorized officers or, with


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respect to a Fund, by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

         8. USE OF NAME. Upon expiration or earlier termination of this Agreement, the Company shall, as to any reference to "David J. Greene and Company" or "DJG" (hereinafter, collectively, "DJG") as promptly as practicable change the name of the Fund so as to eliminate all reference to "DJG", and thereafter the Fund shall cease transacting business in any corporate name using the words "DJG" or any other reference to the Adviser or "DJG". The foregoing rights of the Adviser and obligations of the Company shall not deprive the Adviser, or any affiliate thereof which has "DJG" in its name, of, but shall be in addition to, any other rights or remedies to which the Adviser and any such affiliate may be entitled in law or equity by reason of any breach of this Agreement by the Company, and the failure or omission of the Adviser to request a change of the Fund's name or a cessation of the use of the name of "DJG" as described in this paragraph shall not under any circumstances be deemed a waiver of the right to require such change or cessation at any time thereafter for the same or any subsequent breach.

         9. CERTAIN DEFINITIONS. The terms "vote of a majority of the outstanding voting securities," "assignment," "control," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act. References in this Agreement to the 1940 Act and the Advisers Act shall be construed as references to such laws as now in effect or as hereafter amended, and shall be understood as inclusive of any applicable rules, interpretations and/or orders adopted or issued thereunder by the Commission.

         10. INDEPENDENT CONTRACTOR. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Company, from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         11. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Maryland, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Advisers Act.

         12. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

         13. NOTICES. Notices of any kind to be given to the Adviser hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to the Adviser at 599 Lexington Avenue, 12th Floor, New York, New York 10022 or at such other address or to such individual as shall be so specified by the Adviser to the Company. Notices of any kind


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to be given to the  Company  hereunder  by the  Adviser  shall be in writing and shall be duly given if mailed or delivered to the Company at 237 Park Avenue, Suite 910, New York, New York 10017 or at such other address or to such individual as shall be so specified by the Company to the Adviser. Notices shall be effective upon delivery.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

THE OFFITBANK VARIABLE INSURANCE    DAVID J. GREENE & COMPANY
FUND, INC.


By:  /s/Morris W. Offit             By:  /s/ Alan I. Greene
     -------------------------           -------------------------
     Morris W. Offit                     Alan I. Greene
     President                           Co-Managing Partner



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